Prospectus Supplement Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-145082

                          PROSPECTUS SUPPLEMENT NO. 10
                              DATED AUGUST 13, 2008
                      (To Prospectus Dated April 17, 2008)

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                       154,895,487 Shares of Common Stock

         This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated April 17, 2008, of Legend International Holdings, Inc. (the "Company") as supplemented by Supplement No. 09 thereto dated August 13, 2008, Supplement No. 08 thereto dated August 8, 2008, Supplement No. 07 thereto dated August 8, 2008, Supplement No. 06 thereto dated August 1, 2008, Supplement No. 05 thereto dated July 18, 2008, Supplement No. 03 thereto dated May 22, 2008, Supplement No. 02 thereto dated May 13, 2008 and Supplement No. 01 thereto dated May 8, 2008. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 01 through 09 thereto. The Prospectus relates to the public sale, from time to time, of up to 154,895,487 shares of our common stock by the selling shareholders identified in the Prospectus.

         The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement No. 01 though 09.

         This prospectus supplement includes the attached Form 8-K dated August 12, 2008 as filed by us with the Securities and Exchange Commission.

         We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated April 17, 2008) is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is August 13, 2008.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM 8-K
                                 --------------


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 12, 2008
                                 --------------
                       LEGEND INTERNATIONAL HOLDINGS, INC
             (Exact name of registrant as specified in its charter)
                                 --------------

         Delaware                   000-32551                   23-3067904
   (State or Other Jurisdiction    (Commission               (I.R.S. Employer
       of Incorporation)          File Number)            Identification No.)

         Level 8, 580 St Kilda Road, Melbourne, Victoria Australia 3004
               (Address of Principal Executive Office) (Zip Code)

                                 61-3-8532-2866
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On August 12, 2008, Legend International Holdings, Inc., a Delaware corporation (the "Company") announced that Dr. U. S. Awasthi, Mr. Manesh Gupta, Dr. Allan Trench and Mr. Henry Herzog had been elected as members of the Company's Board of Directors, effective as of August 12, 2008 pursuant to recent agreements with the Indian Farmers Fertiliser Cooperative Limited ("IFFCO").

     Neither Dr U.S. Awasthi, Mr. Manesh Gupta, Dr. Allan Trench nor Mr. Henry Herzog has been, or is currently proposing, to be party to related party transactions as outlined in Regulation S-K Item 404(a).

     A press release relating Dr U.S. Awasthi, Mr. Manesh Gupta, Dr. Allan Trench and Mr. Henry Herzog's appointment to the Company's Board of Directors is attached as Exhibit 99.1 to this Current Report on Form 8-K..


Item 8.01:      Other Events

     On August 12, 2008, the Company issued 5,000,000 shares of common stock to Kisan International Trading, FZE, a nominee of IFFCO, at $2.50 per share in accordance with the exercise of options previously announced on August 6, 2008.


Item 9.01:      Financial Statement and Exhibits

99.1:    Press Release dated August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    LEGEND INTERNATIONAL HOLDINGS, INC.
                                    (Company)

                                  By:    /s/ Peter Lee
                                         ---------------------------------------

                                         Peter Lee
                                         Secretary


Dated: August 12, 2008

INDEX TO EXHIBITS

99.1:    Press Release dated August 12, 2008